EXHIBIT 5.5

UTAH OFFICE

160 West Canyon Crest Rd.

Alpine, Utah 84004

Ph: (801) 216-8885

Fx: (801) 216-8887

Douglas J. Shumway, Esq.*

Kristina B. Otterstrom, Esq. *

Benjamin C. Schramm, Esq. *

Regan R. Duckworth, Esq. *

± Licensed in Nevada

°Licensed in California

* Licensed in Utah

NEVADA OFFICE

8985 South Eastern Avenue, Suite 160

Las Vegas, NV 89123

Ph: (702) 478-7770

Fx: (702) 478-7779

www.shumwayvan.com

Michael C. Van, Esq.*±

Kevin R. Hansen, Esq.±°

Valerie L. Del Grosso, Esq.±

David T. Gluth, II, Esq.±

Matthew S. Solito, Esq. ±

Christopher C. Money, Esq. ± Of Counsel

December 18, 2009

Quality Distribution, LLC

QD Capital Corporation

4041 Park Oaks Boulevard

Suite 200

Tampa, Florida 33610

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street

Suite 3900

Chicago, Illinois 60606

Re:	Registration of Securities of Quality Distribution, LLC and QD Capital Corporation

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 of Quality Distribution, LLC, a Delaware limited liability company, and QD Capital Corporation, a Delaware corporation (the “Issuers”), in connection with the Issuers’ offer (the “Exchange Offer”) to (i) exchange all outstanding $134,499,000 principal amount of the Issuers’ 10% Senior Notes due 2013 that have been registered under the Securities Act of 1933 (the “New 10% Senior Notes”), which New 10% Senior Notes will be guaranteed pursuant to the 10% Senior Notes Indenture (defined below) and notated through a form of guarantee attached to the 10% Senior Notes Indenture as Exhibit “D” (the “10% Senior Notes Guarantee”) by, among others, M T L of Nevada, a Nevada corporation (the “Nevada Guarantor”), for a like principal amount of the Issuers’ outstanding 10% Senior Notes due 2013 (the “Old 10% Senior Notes”), which Old 10% Senior Notes have also been guaranteed by the Nevada Guarantor; and (ii) to exchange all outstanding 11.75% Senior Subordinated PIK Notes due 2013 that have been registered under the Securities Act of 1933 (the “New 11.75% Senior Subordinated PIK Notes”),

Quality Distribution, LLC

Barack Ferrazzano Kirschbaum & Nagelberg LLP

December 18, 2009

which New 11.75% Senior Subordinated PIK Notes will be guaranteed pursuant to the 11.75% Senior Subordinated PIK Notes Indenture (defined below) and notated through a form of guarantee attached to the 11.75% Senior Subordinated PIK Notes Indenture as Exhibit “D” (the “11.75% Senior Subordinated PIK Notes Guarantee”) by, among others, the Nevada Guarantor, for a like principal amount of the Issuer’s outstanding 11.75% Senior Subordinated PIK Notes due 2013 (the “Old 11.75% Senior Subordinated PIK Notes”), which Old 11.75% Senior Subordinated Notes have also been guaranteed by the Nevada Guarantor. We have acted as special counsel to the Nevada Guarantor in the State of Nevada (the “State”).

We have been furnished with copies of the documents listed below (collectively, the “Transaction Documents”):

1. That certain Indenture dated as of October 15, 2009, among the Issuers, the guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the New 10% Senior Notes and the Old 10% Senior Notes (the “10% Senior Notes Indenture”);

2. The 10% Senior Notes Guarantee;

3. That certain Indenture dated as of October 15, 2009, among the Issuers, the guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the New 11.75% Senior Subordinated PIK Notes and the Old 11.75% Senior Subordinated PIK Notes (the “11.75% Senior Subordinated PIK Notes Indenture”); and

4. The 11.75% Senior Subordinated PIK Notes Guarantee.

The 10% Senior Notes Indenture and the 11.75% Senior Subordinated PIK Notes Indenture are sometimes collectively referred to hereinafter as the “Indentures.” The 10% Senior Notes Guarantee and the 11.75% Senior Subordinated PIK Notes Guarantee are sometimes collectively referred to hereinafter as the “Guarantees.”

In addition, we have reviewed the following:

1. Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State with respect to the Nevada Guarantor, dated December 11, 2009 (the “Nevada Guarantor Good Standing Certificate”);

2. Articles of Incorporation of the Nevada Guarantor as filed with the Nevada Secretary of State on December 20, 1995;

3. Bylaws of the Nevada Guarantor, as adopted by the Board of Directors on December 28, 1995;

4. Articles of Merger of CLTL of Nevada and the Nevada Guarantor as filed with the Nevada Secretary of State on December 30, 2002; and

Quality Distribution, LLC

Barack Ferrazzano Kirschbaum & Nagelberg LLP

December 18, 2009

6. An Officers’ Certificate pertaining to resolutions adopted by the Nevada Guarantor dated as of the date hereof.

The documents described above in items (2) through (4) are collectively referred to herein as the “Nevada Guarantor Organizational Documents.” The Transaction Documents and the Nevada Guarantor Organizational Documents are collectively referred to as the “Documents.”

In our examination of the Documents, we have assumed that all statements of fact contained therein are and remain, as of the date hereof, true. We have also investigated such questions of law as we considered necessary or appropriate for the purpose of rendering the opinions set forth herein.

Assumptions

In rendering the opinions contained herein, we have, with your consent, assumed without inquiry: (a) the valid execution and delivery of the Guarantees by the Nevada Guarantor; (b) that the Transaction Documents constitute valid, legal, binding and enforceable obligations of all parties thereto, other than the Nevada Guarantor, under the law applicable thereto; (c) that each party to the Transaction Documents (a “Party”), other than the Nevada Guarantor, is duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation; (d) the power and authority, corporate or otherwise, of each Party, other than the Nevada Guarantor, to execute, deliver and perform the Transaction Documents to which such Party is a signatory and that all requisite corporate action to authorize the execution of the Transaction Documents has been taken; (e) that there are no oral or written agreements or understandings that would in any manner vary the terms and provisions of the Documents, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the Parties or otherwise, or which would have an effect on the opinions rendered herein; (f) that each natural person executing any of the Transaction Documents is legally competent to do so; (g) that the parties to the Transaction Documents acted in good faith and not with an intent to evade the law of the real situs of such agreements in agreeing to the choice of laws provisions in such agreements; (h) the genuineness of all signatures; (i) the authenticity of all documents submitted to us as originals; (j) the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies; and (k) to the extent that execution copies have not been furnished to us, the conformity of draft and/or conformed documents to the final execution versions thereof.

In addition, we note that the choice of law provisions in the Transaction Documents (including the Guarantees) provide for the law of another state (i.e., other than the State) or province and country to govern the rights and obligations of the parties thereto. For purposes of the opinions expressed in this letter we have assumed, with your permission, that all provisions of the Transaction Documents (including the Guarantees) are governed by the laws of the State. Notwithstanding the express provisions of the Transaction Documents (including the Guarantees), we express no opinion as to which law will govern the Transaction Documents.

Quality Distribution, LLC

Barack Ferrazzano Kirschbaum & Nagelberg LLP

December 18, 2009

The law covered by this opinion is limited to the law of the State (except for securities or Blue Sky laws on which we express no opinion). We express no opinion with respect to the law of any other jurisdiction other than the State and no opinion with respect to the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction including the State. We have assumed that each Party to the Transaction Documents other than the Nevada Guarantor has complied with all state and/or federal laws and regulations applicable to such Party arising out of the Transaction Documents.

Opinions

Subject to the foregoing assumptions and the limitations and qualifications hereinafter set forth, we are of the opinion that:

1. The Nevada Guarantor is a corporation duly incorporated, validly existing and, based solely upon the Nevada Guarantor Good Standing Certificate, in good standing under the laws of the State.

2. The Nevada Guarantor has all requisite corporate power and authority under the Nevada Guarantor Organizational Documents and applicable corporate law of the State to execute and deliver the Indentures and the Guarantees.

3. The execution, delivery and performance of the Indentures and the Guarantees has been duly authorized by all necessary corporate action on the part of the Nevada Guarantor.

4. The Guarantees constitute the legal, valid and binding obligation of Nevada Guarantor, enforceable in accordance with their respective terms.

Limitations and Qualifications

In addition to the other limitations and qualifications described herein, the foregoing opinions are subject in all respects to the following limitations and qualifications.

As to various questions of fact material to this opinion, we have, except where we have actual knowledge to the contrary, relied upon the truth and completeness of the representations and warranties made by all parties in the Documents.

We express no opinion as to any document to which reference is made in any of the Transaction Documents other than the Transaction Documents themselves.

The opinion expressed in Opinion 4 above is additionally subject to the following:

a. The effect of any applicable bankruptcy, exemption, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the rights of creditors.

Quality Distribution, LLC

Barack Ferrazzano Kirschbaum & Nagelberg LLP

December 18, 2009

b. Any limitations on the remedies of specific performance, injunction and other forms of equitable relief because they are subject to certain standards of equity jurisdiction, equitable defenses and the discretion of the court.

c. Generally applicable laws and judicially created doctrines specifying the methods of enforcement of obligations and/or limiting the availability of certain remedies if a specified remedy is utilized.

d. The qualification that certain provisions of the Guarantees are not or may not be enforceable in whole or in part under applicable law, and that general principles of reasonableness, good faith, fair dealing and equity (regardless of whether raised in a proceeding in equity or at law) may lead a court to decline to enforce certain provisions of the Guarantees, but inclusion of such provisions does not affect the overall validity of the Guarantees.

e. The enforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defenses to obligations, or rights granted by law, where such waivers are against public policy or prohibited by law.

This letter is issued in the State and by issuing this letter the law firm of Shumway Van & Hansen, Chtd. shall not be deemed to be transacting business in any other state. Furthermore, by issuing this letter to the addressees the law firm of Shumway Van & Hansen, Chtd. does not consent to the jurisdiction of any state but the State and any claim or cause of action arising out of the opinions expressed herein must be brought in the State.

This opinion is furnished by us as counsel for the Nevada Guarantor solely for the purposes contemplated by the Exchange Offer. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SHUMWAY VAN & HANSEN, CHTD.